FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel: 845-425-2000

LECROY CORPORATION TO PRESENT AT
TWO UPCOMING FINANCIAL CONFERENCES

CHESTNUT RIDGE, NY, November 01, 2004 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced that LeCroy President and Chief Executive Officer Tom Reslewic and Vice President and Chief Financial Officer Scott Kantor will be presenting at the B. Riley & Co. San Francisco Investor Conference at 11:30 a.m. (ET) on November 4. This presentation will be broadcast live over the Internet.

Reslewic and Kantor also will be presenting at the AeA Classic Financial Conference on November 9 and 10 in Monterey, California. The company’s presentation at 5:00 p.m. (ET) on November 9 will be broadcast live over the Internet.

To access the live webcasts of LeCroy’s presentations at the B. Riley and AeA conferences, visit the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com at least 15 minutes prior to the event broadcast.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy’s 40-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” -- capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

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